Exhibit 10.4

OLD NATIONAL BANCORP
2008 INCENTIVE COMPENSATION PLAN
EXECUTIVE STOCK OPTION AWARD AGREEMENT

THIS AWARD AGREEMENT, made and executed as of January 29, 2009, between Old National Bancorp, an Indiana corporation (the "Company"), and _____________________________, an officer or employee of the Company or one of its Affiliates (the "Participant");

WITNESSETH:

WHEREAS, the Company has adopted the Old National Bancorp 2008 Incentive Compensation Plan (the "Plan"), to further the growth and financial success of the Company and its Affiliates by aligning the interests of Participants, through the ownership of Shares, with the interests of the Company's shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants; and

WHEREAS, it is the view of the Company that this goal may be achieved by granting stock options to eligible officers and other key employees; and

WHEREAS, the Participant has been designated by the Committee as an individual to whom stock options should be granted under the Plan as determined from the duties performed, the initiative and industry of the Participant, the extraordinary nature of his/her service, and his/her potential contribution to the future development, growth and prosperity of the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:

1. Grant of Option.

(a) Aggregate Number of Shares. Subject to the provisions of Sections 5 and 7 of this agreement, the Company hereby grants to the Participant the right and option ("Option") to purchase all or any part of an aggregate of (_______) Shares subject to the terms and conditions of this agreement and the provisions of the Plan. All provisions of the Plan, including defined terms, are incorporated and are expressly made a part of this agreement by reference. The Participant hereby acknowledges that he/she has received a copy of the Plan.

(b) Designation of Character of Options. Pursuant to the authority of the Committee to determine the character of the options granted of the total options granted under subsection (a), (_________) shares shall be nonqualified stock options ("NSO's").

2. Option Price.

(a) Exercise Price. The per share Exercise Price for the Shares represented by the Option granted under Section 1 shall be _____(which is the per share Fair Market Value on the date the Option is granted).

(b) Issuance of Certificates. Certificates evidencing the Shares purchased under the Option will not be delivered to the Participant until full payment has been made for them and the Participant shall have none of the rights of a shareholder with respect to such Shares until those Shares are recorded on the Company's official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant. The Company will not be required to issue or deliver any certificates for Shares purchased upon exercise of the Option prior to (i) completing any registration or other qualification of the Shares, which the Company deems necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body; and (ii) obtaining any approval or other clearance from any federal or state governmental agency or body, which the Company determines to be necessary or advisable. The Company has no obligation to obtain the fulfillment of the conditions specified in the preceding sentence.

3. Income and Employment Tax Withholding.

(a) Participant's Sole Responsibility. The Participant will be solely responsible for paying to the Company all required federal, state, city and local taxes applicable to his/her (i) exercise of an NSO, and (ii) disposition of Shares acquired pursuant to the exercise of an ISO is a disqualifying disposition as described in Section 422(a)(1) of the Code. The Participant agrees to notify the Company within ten (10) days of making such a disqualifying disposition.

(b) Payment by Withholding Shares. Notwithstanding the provisions of subsection (a), with respect to Shares to be issued pursuant to the exercise of an NSO, the Committee, in its discretion and subject to such rules as it may adopt, may permit the Participant to elect to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise of the NSO by having the Company withhold otherwise deliverable Shares or accept delivery from the Participant of Shares then owned by the Participant which have a Fair Market Value, determined as of the date of the delivery of such Shares, equal to the amount of the minimum withholding tax to be satisfied by that retention or delivery.

4. Nontransferability. The Option cannot be assigned or transferred by the Optionee except by will or by the laws of descent and distribution. The Option cannot be pledged or hypothecated in any way, nor can it be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge or other disposition of the Option in violation of this provision or the levy of execution, attachment or similar process upon the Option will be null and void and without effect and will cause the Option to be terminated.

Notwithstanding the foregoing, and as more fully outlined in the Plan, the Participant may transfer NSO's to: (a) the Participant's spouse, any children or lineal descendants of the Participant or the Participant's spouse, or the spouse(s) of any such children or lineal descendants ("Immediate Family Members"); (b) a trust or trusts for the exclusive benefit of Immediate Family Members; or (c) a partnership or limited liability company in which the Participant and/or Immediate Family Members are the only equity owners (collectively, "Eligible Transferees").

5. Exercise of Option.

(a) Maximum Term and Vesting. The Option may not be exercised after the expiration of ten (10) years from the date of this agreement, subject to earlier termination as provided in the Plan or this agreement. Subject to the provisions of this Section 5 and Section 7, the Option Shares shall vest and be exercisable by the Participant according to the following schedule:

Date of Vesting	Percent of Option Shares Vested
February 1, 2010	33.3%
February 1, 2011	33.3%
February 1, 2012	33.4%

Notwithstanding the foregoing, the Option Shares shall also become fully vested and be exercisable upon the Participant's death, Disability or Retirement. In addition, the Option Shares shall vest and be exercisable upon a Change in Control of the Company.

(b) Limitations on Exercise. Except as otherwise provided in Section 4, the Option may be exercised during the lifetime of the Participant only by the Participant or his/her guardian or attorney-in-fact in the event the Participant incurs a Disability. In the case of the Participant's death, the Option may be exercised by the Participant's personal representative.

(c) Legal Requirements. Notwithstanding any other provision of this agreement, the Option may not be exercised in whole or in part if the issuance of the Shares would constitute a violation of any applicable federal or state securities law or other applicable laws, rules or regulations. As a condition to the exercise of the Option, the Company may require the person exercising the Option to make any representation or warranty to the Company as may be required by any applicable law or regulation.

6. Method of Exercise of Options. The Participant may exercise the Option, to the extent it is vested, in whole or in part, at any time during the Option Period, by giving written notice to the Company of exercise on a form provided by the Committee for such purpose. Such notice must specify the number of Shares subject to the Option to be purchased and must be accompanied by payment in full of the total Exercise Price by cash or cashier's check.

7. Early Termination of Option.

(a) In General. All rights to exercise the Option will terminate on the effective date of the Participant's Termination of Service, except that such Option, to the extent then exercisable at the time of such Termination of Service, may be exercised until the expiration of the thirty (30) consecutive day period commencing on the date of such Termination of Service, but no later than the date the Option expires pursuant to its terms, unless the termination is for Cause or on account of the death, Disability or Retirement of the Participant. Transfer from the Company to an Affiliate or vice versa, or from one Affiliate to another, will not be deemed a Termination of Service.

(b) For Cause Termination. If the Participant's Termination of Service is for Cause, the Option will terminate effective on the date the Participant receives notice of his/her Termination of Service for Cause unless the Committee determines otherwise in its sole discretion, in which case the Option will expire at the time prescribed in Subsection (a). For purposes of this Agreement, Cause means (A) an action by the Participant which involves misconduct or gross negligence materially injurious to the Company, (B) the requirement or direction imposed on the Company by a federal or state regulatory agency which has jurisdiction over the Company to terminate the employment of the Participant, or (C) the conviction of the Participant of the commission of any criminal offense involving dishonesty or breach of trust, or, (D) any intentional breach by the Participant of a material term, condition or covenant of any written agreement between the Participant and the Company or one of its Affiliates. Notwithstanding the foregoing, the Participant will not be deemed to have incurred a Termination for Cause unless there is delivered to the Participant a copy of a notice of termination from the Company accompanied by a resolution duly adopted by a majority of the Board then in office finding that, in the good faith opinion of the Board, the termination of the Participant's employment is for Cause, specifying the particulars thereof in detail, and granting an opportunity, following a reasonable period of time, for the Participant, together with his counsel, to be heard before the Board.

(c) Exercise on Death, Disability or Retirement. If a Participant's Termination of Service is due to death, Disability or Retirement, any unexercised Options held by such Participant will thereafter be fully exercisable until the expiration of the Option Period.

(d) Change in Control of the Company. In the event of a Change in Control of the Company, all outstanding Options that are not then exercisable or are subject to any restrictions will become immediately exercisable and all restrictions shall be removed, as of the first date that the Change in Control has been deemed to have occurred, and shall remain removed for the remaining life of the Option.

8. Participant's Representations. The Participant represents to the Company that:

(a) the terms and arrangements relating to the grant of the Option and the Shares to which it relates, and the offer thereof, have been arrived at or made through direct communication with the Company or person acting in its behalf and such Participant;

(b) he/she has received a balance sheet and income statement of the Company and as an officer or key employee of the Company or its Affiliates:

(i) is thoroughly familiar with its business affairs and financial condition and

(ii) has been provided with or has access to such information (and has enough knowledge and experience in financial and business matters that he/she is capable of utilizing such information) as is necessary to evaluate the risks, and make an informed investment decision with respect to, this right and the Shares to which it relates;

(c) he/she has sufficient financial resources so that he/she is able to bear the economic risks of his/her investment in the Shares to which the Option relates; and

(d) he/she represents the Option is being acquired in good faith for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.

9. Mitigation of Excise Tax. The Participant acknowledges that all Awards and the exercise of all Options hereunder are subject to reduction by the Committee for reasons specified in Section 13.01 of the Plan.

10. Restriction Under the Emergency Economic Stabilization Act of 2008. Notwithstanding any other provision of this Agreement, no amount shall be paid to a senior executive officer [within the meaning of the Emergency Economic Stabilization Act of 2008 ("EESA")] pursuant to this Agreement to the extent that such payment is prohibited by the EESA, and any payment made to a senior executive officer pursuant to this Agreement shall be subject to recovery by the Company to the extent provided under the EESA.

11. Participant's Representations. The Participant agrees that, if he or she is a member of the Company's Executive Leadership Group at the time he or she exercises any Option awarded under this Agreement, he or she will hold such stock resulting from the exercise of such Option, reduced for applicable tax withholding and associated exercise costs, for one year following such exercise.

12. Indemnity. The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by him/her to the Company or any failure on the part of him/her to perform any agreements contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with his/her participation in the Plan.

13. Financial Information. The Company hereby undertakes to deliver to the Participant, at such time as they become available and so long as the Option is in effect and is unexercised in whole or in part, a balance sheet and income statement of the Company with respect to any fiscal year of the Company ending on or after the date of this agreement.

14. Conditions Precedent. In no event will the Company be obligated to issue Shares pursuant to the Option until it is satisfied that all conditions precedent to the issuance of the Shares, as provided in the Plan and this agreement, have been performed and completed.

15. Changes in Shares. In the event of any change in the Shares, as described in Section 4.04 of the Plan, the Committee will make appropriate adjustment or substitution in the number, kind and price of Shares under the Option, all as provided in the Plan. The Committee's determination in this respect will be final and conclusive upon all parties.

14. Effect of Headings. The descriptive headings of the Sections and, where applicable, subsections, of this agreement are inserted for convenience and identification only and do not constitute a part of this agreement for purposes of interpretation.

15. Controlling Laws. Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this agreement.

16. Counterparts. This agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Stock Option Award Agreement to be executed as of the day and year first above written, which is the date on which the Option is granted.

Accepted by: ______________________________ Date: ______________

Executive's Name

Printed Name: _____________________________

OLD NATIONAL BANCORP

By: _____________________________
Kendra L. Vanzo
SVP, Chief Human Resources Officer
Old National Bancorp